Exhibit 99.1

MG Capital Encourages Stockholders to Avoid Being Misled by HC2’s Attempts to Rewrite History

Believes HC2’s Attacks on MG Capital and Its World-Class Slate Represent an Attempt to Distract From the Past Six Years of Dismal Corporate Governance and Persistent Value Destruction

Contends That HC2’s Recent Presentations Are Just a Compilation of Distortions – All of Which Fail to Justify the Board’s Poor Decisions and Weak Oversight of Philip Falcone

Highlights That MG Capital’s Slate Has the Right Boardroom Experience, Cross-Sector Expertise, and Strategic Plan to Save HC2 Before $400mm in HoldCo Debt Matures in 2021

Urges Stockholders Seeking Superior Value Creation to Consent on the GREEN Card FOR Our Six Director Nominees

NEW YORK–April 28, 2020–BUSINESSWIRE– MG Capital Management, Ltd. (together with Percy Rockdale LLC, the nominating stockholder, and its affiliates, “MG Capital” or “we”), a significant stockholder of HC2 Holdings, Inc. (NYSE: HCHC) (“HC2” or the “Company”), which collectively with the other participants in its solicitation beneficially owns more than 6% of the Company’s outstanding shares, today commented on HC2’s latest attempt to rewrite history. Additional important information is available for stockholders at www.ABetterHC2.com.

Michael Gorzynski, MG Capital’s founder and managing partner, commented:

“The presentations released by HC2 this week represent a continuation of the Board’s effort to divert attention away from the fact that it has destroyed hundreds of millions of dollars in stockholder value over the past six years. Rather than accept accountability for mismanaging HC2 and delivering negative returns over every relevant time horizon, Mr. Falcone and his fellow directors have spent the past two months trying to justify the Company’s irrefutable history of dismal corporate governance, reckless debt-fueled acquisitions, and evident self-dealing. We find it very troubling that they have opted to double down on this approach rather than providing stockholders with a thoughtful and viable strategy for finally creating value.

It is important to see through the distortions and misrepresentations that the Board has relied on for years to pacify stockholders. The reality is that stockholders now have a tremendous opportunity to add credibility, integrity, and relevant experience to the Board by electing our six director nominees. The individuals on our slate have world-class backgrounds advising heads of state, holding public company board seats, and maintaining senior positions at top institutions such as Elliott Management, Harvard Business School, Lazard, Morgan Stanley, the Goldman Sachs Group, and Third Point. Most importantly, they have spent months analyzing HC2’s challenges and developing a comprehensive strategy for reducing HC2’s massive debt and ultimately delivering an estimated $9 per share in value.

We encourage stockholders to judge our slate based on its qualifications and strategy – not the low-road campaign being waged by Mr. Falcone and the other directors. In contrast to the current Board, our nominees have the perspectives and relationships to help HC2 avert potential bankruptcy over the next year by obtaining necessary liquidity or refinancing holding company debt.”

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WE ENCOURAGE STOCKHOLDERS TO FOCUS ON OUR NOMINEES AND THEIR VISION.

By agreeing to serve as a member of the MG Capital slate, each of our world-class nominees has endorsed Mr. Gorzynski’s integrity, investment acumen, and leadership skills.

•	George Brokaw – A proven banker, investor, and public company director with broadcasting, telecommunications, and energy expertise.

Mr. Brokaw’s background at top investment banks (e.g. Lazard) and premier investment firms (e.g. HPS Investment Partners) has put him in a position to already have discussions with potential asset acquirers and possible sources of lower-cost debt refinancing.

•	Kenneth Courtis – A world-class investor, corporate director, and economist with experience advising three U.S. Presidents.

Mr. Courtis’ background at leading investment banks (e.g. Goldman Sachs) and experience counseling three U.S. Presidents (Bush, Clinton and Bush) has enabled him to already develop a vision for optimizing HC2’s portfolio and repairing relationships with government bodies overseeing the Company’s regulated assets.

•	Michael Gorzynski – A proven cross-sector investor with significant expertise in the areas of corporate turnarounds, debt restructurings and insurance.

Mr. Gorzynski’s background investing across every sector HC2 is exposed to, coupled with his significant debt restructuring and turnaround experience in the insurance space, has helped him identify potential buyers for certain holdings and develop a roadmap for focusing on core, EBIDTA positive assets that can deliver value for stockholders.
•	Robin Greenwood – A leading corporate governance authority, debt restructuring expert, and strategic advisor to some of the world’s most respected public and private institutions.

Mr. Greenwood’s background as a Harvard Business School educator, published thought-leader on debt restructurings, and noted corporate governance expert has helped him already map out a restructured Board and identify actionable steps to reduce corporate waste (e.g. elimination of excessive executive compensation).

•	Liesl Hickey – A respected regulatory and public policy advisor with a breadth of experience working across the sectors HC2 invests in.

Ms. Hickey’s background – anchored in public policy and regulation – would allow her to leverage best-in-class relationships with policymakers (on both the state and federal level) to determine how HC2 can mend its relationships and guide Continental General through the Texas Department of Insurance’s active investigation.

•	Jay Newman – A seasoned cross-sector investor and litigator possessing decades of experience in asset recovery and debt restructuring/refinancing initiatives.

Mr. Newman’s background at one of the most well-known U.S. investment management firms (Elliott Management) and leading global investment banks (Morgan Stanley) has made him an investment expert and provided a deep bench of institutional relationships that will help him identify potential attractive debt re-financing terms for HC2 if elected to the Board.

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We urge HC2 stockholders to consent to all three proposals on the GREEN consent card and return it in your postage-paid envelope provided. The consent deadline is May 7, 2020.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. SIGN, DATE AND RETURN YOUR FILLED OUT GREEN CONSENT CARD TODAY.

FORWARD-LOOKING STATEMENTS

Any statements contained herein that do not describe historical facts, including future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade, and such securities may not trade at prices that are stated, estimated or implied herein. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations.  Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by the Issuer from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in Issuer’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.  Any forward-looking statements should be considered in light of those risk factors. MG Capital cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made.  MG Capital disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Issuer expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Contacts

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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